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                                                                    Exhibit 99.2

                                                                        PRESS
                                                                      RELEASE
Date:       February 28, 2003
Contact:    Stephen D. Conner   or   Headen Thomas
Telephone:  (O) 704/731-4205         (O) 704/731-6438


                         PIEDMONT NATURAL GAS INCREASES
                   DIVIDEND FOR TWENTY-FIFTH CONSECUTIVE YEAR

CHARLOTTE, NC - At its regular quarterly meeting held following the Company's Annual Meeting of Shareholders today, the Board of Directors of Piedmont Natural Gas Company declared a quarterly dividend on Common Stock of 41.5 cents per share, a 4% increase over the 40 cents paid the prior quarter. This marks the twenty-fifth consecutive year that the Company has declared a dividend increase. The dividend is payable April 15, 2003 to holders of record at the close of business on March 25, 2003.

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 740,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com .

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